                                                                   EXHIBIT 10.10


                    SEPARATION AND MUTUAL RELEASE AGREEMENT

     This SEPARATION AND MUTUAL RELEASE AGREEMENT ("Agreement") is made and entered into by and between Terren S. Peizer ("Peizer") and Hollis-Eden Pharmaceuticals, Inc. (the "Company") (collectively, Peizer and the Company shall be referred to as the "Parties" and individually as "Party"), effective as of February 25, 1999.

                              W I T N E S S E T H
                              -------------------

     WHEREAS, Peizer has voluntarily tendered his resignation as President, Vice Chairman and Director and all other positions he may hold with the Company to pursue other business interests;

     WHEREAS, the Company has accepted Peizer's voluntary resignation as President, Vice Chairman and Director and all other positions he may hold with the Company;

     WHEREAS, the Parties agree that, except as set forth in Section 6 hereof, this Agreement shall supercede and replace any previous agreements between Peizer and the Company, including the Employment Agreement dated February 6, 1997 and the Amendment thereto dated April 1, 1997; and

     WHEREAS, the Parties desire to settle and discharge any and all actual or potential claims and controversies between them, known or unknown, and further desire to effectuate the terms of the Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed by and between the Parties hereto as follows:

     1. VOLUNTARY RESIGNATION. Peizer has tendered and the Company has accepted his resignation as Director on the Board of Directors (the "Board") and President, Vice Chairman and all other positions that he may hold with the Company, effective February 25, 1999 (the "Separation Date").

     2. ACCRUED SALARY AND VACATION. The Company will, within ten (10) business days of Peizer's execution of this Agreement, pay Peizer thirty (30) days of accrued and unused vacation benefits earned prior to the Separation Date, subject to standard payroll deductions and withholdings. Peizer is entitled to this payment regardless of whether he signs this Agreement.

     3. EXPENSE REIMBURSEMENT. Within forty-five (45) business days of Peizer's execution of this Agreement, he will submit his final documented expense reimbursement statement reflecting all business expenses he incurred through the Separation Date, if any, for which he seeks reimbursement. The Company shall reimburse Peizer's expenses in accordance with Company policy and regular business practice. The Company will reimburse Peizer for the costs related to the termination of Peizer's lease for his residence in San Diego; provided, however, that the aggregate of such reimbursements for the San Diego residence shall not exceed $1,000. The Company will pay for one month of the Quotron contract, not to exceed $600, which is currently in Peizer's name. After such one-month period, Peizer, at his option, will

                                       1.
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either (i) assign the contract and deliver the Quotron software (together with any related documentation and materials, if any) to the Company, in which case the Company would assume any ongoing payment obligations pursuant to the contract, or (ii) keep the contract and the software (together with any related documentation and materials, if any) and assume any remaining payment obligations pursuant thereto.

     4. NONSOLICITATION. Peizer agrees that for one year after the Separation Date, he will not, either directly or through others, solicit or attempt to solicit any person (including any entity) who is then an employee, consultant or independent contractor of the Company to terminate his, her or its relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

     5. SEVERANCE PAYMENT. Although the Company has no policy or procedure for providing severance benefits, in exchange for the promises and covenants set forth herein, and in consideration thereof, the Company agrees to make severance payments to Peizer in the form of continuation of Peizer's base salary in effect on the Separation Date through December 31, 1999. These payments will be made on the Company's ordinary payroll dates, and will be subject to standard payroll deductions and withholdings.

     6. STOCK OPTION. In exchange for the promises and covenants set forth herein, and in consideration thereof, the Company agrees that, as part of this Agreement, it hereby amends Peizer's stock option agreement, as amended (the "Option Agreement"), such that (i) the total number of shares of Common Stock subject to the Option Agreement shall be One Million Two Hundred Thousand (1,200,000), which are all vested as of the Separation Date and the term of which shall be ten (10) years from the date of original vesting; (ii) the options and the shares of Common Stock underlying such options shall be freely transferable, subject to (a) compliance with securities laws, (b) the Company's trading window period applicable to all officers, directors and affiliates of the Company, provided that this restriction shall be applicable only during the 90-day period following the Separation Date, and (c) if the transferee beneficially holds (as a result of such transfer) at least 100,000 shares of the Company's Common Stock, such transferee shall agree in writing to be subject to the second sentence of Section 11 hereof. Except as provided in the preceding sentence, the Option Agreement shall remain in full force and effect. Peizer agrees that he will also comply with volume restrictions and insider trading restrictions and other relevant securities laws and regulations in connection with receipt of stock options or Common Stock under this Agreement and the Option Agreement. Except as provided herein, Peizer agrees and acknowledges that all vesting under any stock compensation award from the Company shall cease upon the Separation Date.

     7. HEALTH INSURANCE. The Company will pay Peizer, within ten (10) business days of Peizer's execution of this Agreement, a lump sum payment of $1,460, which represents the Company's portion of Peizer's health insurance premium through December 31, 1999.

     8. OTHER COMPENSATION AND BENEFITS. Except as expressly provided herein, Peizer acknowledges that he will not receive (nor is he entitled to) any additional compensation, benefits, severance, stock options, stock or any other ownership interest from the Company, notwithstanding any prior agreements to the contrary.

                                       2.

     9. PROPRIETARY INFORMATION OBLIGATIONS. Peizer hereby acknowledges his continuing obligations under the Company's Secrecy Agreement, a copy of which is attached hereto as Exhibit A. Peizer acknowledges that irreparable damage would result to the Company if he breaches the provisions of this paragraph 9, and the Company would not have an adequate remedy at law for such a breach or threatened breach. In the event of such a breach or threatened breach, Peizer agrees that the Company, may, notwithstanding anything to the contrary herein contained, and in addition to the other remedies which may be available to it, seek to enjoin him, together with all those persons associated with him, from the breach or threatened breach of such covenants.

     10.  COMPANY PROPERTY.  Peizer agrees to return to the Company, within five
(5) days of the execution of the Agreement, all Company documents (and all copies thereof) and other Company property in his possession, or his control. The Company acknowledges that Peizer will have the opportunity, upon reasonable notice to the Company and at a reasonable time, to enter the Company premises with a member of management to retrieve any property belonging to Peizer remaining at the Company's premises. Peizer will also have an opportunity, at reasonable times and in a reasonable manner, to communicate with his former secretary for the purpose of transitioning his personal matters.

     11. MUTUAL NONDISPARAGEMENT; SUPPORT OF MANAGEMENT. Neither Peizer nor the executive officers or directors of the Company shall at any time disparage the other Party in any manner likely to be harmful to the other Party, its business reputation or, in the case of the Company, the personal or business reputation of its directors, stockholders or employees, provided that each Party shall respond accurately and fully to any question, inquiry or request for information when required by legal process. For a period of two years from the Separation Date, Peizer agrees to support, and vote all of his shares of Common Stock of the Company in favor of, any management or Board proposals subject to a stockholder vote. On a reasonable basis in the reasonable discretion of the Company, Peizer shall be permitted to meet periodically with senior management of the Company to discuss publicly available information concerning the Company.

     12. STOCKHOLDER COMMUNICATIONS. Peizer further agrees that, with respect to any communication between Peizer and any actual or potential stockholder of the Company, Peizer shall not (i) make any disparaging statements regarding the Company, its management, board members, employees or affiliates, (ii) disclose any confidential information regarding the Company or any aspect of its business or (iii) for a period of two years from the Separation Date, encourage any such stockholder or potential stockholder to (a) vote against any management or Board proposal subject to stockholder vote or (b) submit a proposal not previously approved in writing by the Board.

     13. CONFIDENTIALITY AND PUBLICITY. The provisions of this Agreement and the Option Agreement shall be held in strictest confidence by Peizer and the Company and shall not be publicized or disclosed in any manner whatsoever other than pursuant to the press release issued by the Company on the Separation Date, a copy of which is attached hereto as Exhibit B. Notwithstanding the prohibition in the preceding sentence: (a) the Parties may disclose this Agreement and the Option Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors (and, in the case of Peizer, to members of his immediate family); (b) the Company may disclose this Agreement and the Option Agreement as

                                       3.

legally required corporate reporting or disclosure requirements; and (c) the Parties may disclose this Agreement and the Option Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular (and without limitation), the Parties agree not to discuss the contents of this Agreement or the Option Agreement with present or former Company employees or other personnel or with Company stockholders, except to disclose the mere fact of Peizer's resignation from the Company.

     14. RELEASE OF CLAIMS BY PEIZER. Except as otherwise set forth in this Agreement, Peizer hereby releases, acquits and forever discharges the Company, its officers, directors, agents, attorneys, servants, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date hereof, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Peizer's employment with the Company or the termination of that employment, including but not limited to claims arising from his Employment Agreement dated February 6, 1997, the Amendment thereto dated April 1, 1997 and the Option Agreement (except as such Option Agreement is amended by the terms of Section 6 hereof); claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. Notwithstanding the foregoing, this release (i) shall not include any claims based on obligations created by or reaffirmed in this Agreement and (ii) is not intended to release any indemnification rights that Peizer may have in connection with any third party action or claim against Peizer.

     15. RELEASE OF CLAIMS BY THE COMPANY. Except as otherwise set forth in this Agreement, the Company, on its behalf and its directors, successors, assigns and affiliates, hereby releases, acquits and forever discharges Peizer, his heirs, legatees, successors and assigns of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date hereof. Notwithstanding the foregoing, this release (i) shall not include any claims based on obligations created by or reaffirmed in this Agreement or the Secrecy Agreement and (ii) is not intended to release any indemnification rights that the Company may have in connection with any third party action or claim against the Company.

                                       4.

     16. SECTION 1542 WAIVER. The Parties acknowledge that they have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Parties hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release granted in this Agreement.

     17. RESIGNATION. Peizer will execute the Resignation Letter attached hereto as Exhibit C concurrent with the execution of this Agreement.

     18. NO ADMISSIONS. It is understood and agreed by Peizer and the Company that this Agreement represents a compromise settlement of various matters, and that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either Party to the other Party or to any other person.

     19. NOTICES. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (a) by registered or certified mail, return receipt requested, postage prepaid, or (b) via a reputable express courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered three business days after it is mailed, by certified mail, postage prepaid, return receipt requested, or one business day after it is sent via a reputable nationwide overnight courier service.

          If to the Company:  Hollis-Eden Pharmaceuticals, Inc.
                              9333 Genesee Avenue, Suite 110
                              San Diego, California  92121
                              Attn:  Chief Executive Officer

          With a copy to:     Eric J. Loumeau, Esq.
                              Cooley Godward LLP
                              4365 Executive Drive, Suite 1100
                              San Diego, California  92121

          If to Peizer:       Terren S. Peizer
                              723 Pacific Coast Highway, Suite 322
                              Santa Monica, California  90402

          With a copy to:     Robert H. Platt, Esq.
                              Manatt, Phelps & Phillips, LLP
                              11355 W. Olympic Boulevard
                              Los Angeles, California  90064

                                       5.

Any Party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the Party to whom it was sent. Any Party may change the address to which notices, instructions or communications are to be delivered by giving the other Party to this Agreement notice thereof in the manner set forth in this paragraph 19.

     20. REMEDIES OF THE COMPANY. Peizer acknowledges that irreparable damage would result to the Company if he breaches any provision of this Agreement, and the Company would not have an adequate remedy at law for such a breach or threatened breach. In the event of such a breach or threatened breach, Peizer agrees that the Company, may, notwithstanding anything to the contrary herein contained, and in addition to the other remedies which may be available to it, seek to enjoin him, together with all those persons associated with him, from the breach or threatened breach of such covenants. Notwithstanding any breach by Peizer of any provision of this Agreement, the Company shall not withhold the issuance of Common Stock upon proper exercise of Peizer's options in accordance with the Option Agreement.

     21. ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto, and the Option Agreement (as amended by Section 6 hereof), constitutes the complete, final and exclusive embodiment of the entire agreement between Peizer and the Company with regard to the subject matter hereof, and supercedes that certain Employment Agreement dated February 6, 1997, the Amendment thereto dated April 1, 1997 and the Option Agreement (except as amended pursuant to Section 6 hereof) between Peizer and the Company. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by Peizer and a duly authorized officer of the Company. Each Party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.

     22. SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each Party, and inure to the benefit of each Party, its heirs, successors and assigns.

     23. APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

     24. SEVERABILITY. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the Parties' intention with respect to the invalid or unenforceable term or provision.

     25. ARBITRATION. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Peizer and the Company agree that any and all disputes or controversies of any nature whatsoever, arising from or regarding the interpretation,

                                       6.

performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) to the fullest extent permitted by law. Any arbitration proceeding pursuant to this Agreement, shall be conducted by the American Arbitration Association ("AAA") in San Diego under the then existing AAA arbitration rules. If for any reason all or part of this arbitration provision is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not effect any other portion of this arbitration provision or any other jurisdiction, but this provision will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this provision had never been contained herein, consistent with the general intent of the Parties insofar as possible.

     26. ATTORNEYS' FEES. In any legal action or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to all reasonable attorneys' fees and out-of-pocket expenses. The Company shall, within ten (10) business days of Peizer's execution of this Agreement, pay Peizer $3,500 for attorneys' fees in connection with the severance of Peizer's employment as contemplated hereunder.

     27. SECTION HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     28. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties have duly authorized and caused this Agreement to be executed as follows:

TERREN S. PEIZER                              HOLLIS-EDEN PHARMACEUTICALS
an individual

/s/  TERREN S. PEIZER                          By:  /s/  RICHARD HOLLIS
------------------------------------               ---------------------------------
Terren S. Peizer                                   Richard Hollis

Date:    February 25, 1999                     Date:    February 25, 1999

                                       7.